Exhibit 3.6

Filed in the office of
Ross Miller
Secretary of State
State of Nevada

Dcument Number 20120685051-80
Filing Date and Time 10/05/2012 12:56 PM
Entity Number E0374122012-3

Articles of Merger
(Pursuant to NRS Chapter 92A)

1)     Name and jurisdiction of organization of each constituent entity (NRS 92A.200):

STRATA ACQUISITION, INC.
Name of merging entity

Nevada	Corporation
Jurisdiction	Entity type

and,

URBAN SPACES, INC.
Name of surviving entity

Nevada	Corporation
Jurisdiction	Entity type

2)     Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.190):

Attn: N/A

3)     Choose one:

☑     The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).

⬜     The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).

4)     Owner's approval (NRS 92A.200) (options a, b or e must be used as applicable, for each entity):

⬜     if there are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from the appropriate section of article four.

(a)     Owner's approval was not required from

Name[s] of merging entity, if applicable

(b)     The plan was approved by the required consent of the owners of

STRATA ACQUISITION, INC.
Name of merging entity, if applicable

and, or;

URBAN SPACES, INC.
Name of surviving entity, if applicable

(c)     Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

Name[s] of merging entity, if applicable

5)     Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)

6)     Location of Plan of Merger (check a or b):

⬜     (a) The entire plan of merger is attached;

or

☑      (b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A200).

7)     Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed)

Date:     Time:

8)     Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)

⬜      If there are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from article eight.

STRATA ACQUISITION, INC.	URBAN SPACES, INC.
Name of Merging Entity	Name of Surviving Entity

By: /s/ Richard S. Astrom	By: /s/ Oscar Brito
Name: Richard S. Astrom	Oscar Brito
President	President

Date: 10/02/12	Date: 10/02/12